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                      INDEPENDENT AUDITORS' CONSENT

We consent to the use in Amendment No. 2 to Registration Statement No. 333-79073 of Coinstar, Inc. on Form S-3 of our report dated February 5, 1999 (May 15, 1999, as to Notes 4, 12 and 15), (which report expresses an unqualified opinion and includes an explanatory paragraph for a change in accounting for loss per share), in the Prospectus, which is part of the Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/  DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
Seattle, Washington
June 23, 1999